EXHIBIT 23.1

Consent of Independent Registered Chartered Accounting Firm

We have issued our reports dated June 11, 2007 accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of LML Payment Systems Inc. on Form 10-K for the year ended March 31, 2007.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of LML Payment Systems Inc. on Forms S-8 (File No. 333-11404, effective January 31, 2000 and File No. 333-49402, effective November 6, 2000).

Vancouver, Canada	/s/ Grant Thornton LLP
June 13, 2007	Chartered Accountants